Exhibit 5.2

NORTH POINT    •     901 LAKESIDE AVENUE    •     CLEVELAND, OHIO 44114.1190

TELEPH`ONE: +1.216.586.3939    •    JONESDAY.COM

February 10, 2023

Diebold Nixdorf, Incorporated

50 Executive Parkway

P.O. Box 2520

Hudson, Ohio 44236-1605

Re:	Registration Statement on Form S-4 Filed by Diebold Nixdorf, Incorporated
Relating to the Exchange Offer (as defined below)

Ladies and Gentlemen:

We have acted as counsel for Diebold Nixdorf, Incorporated, an Ohio corporation (the “Company”), in connection with the Registration Statement on Form S-4 to which this opinion has been filed as an exhibit (the “Registration Statement”). The Registration Statement relates to the proposed issuance and exchange (the “Exchange Offer”) of up to 73,371 units (the “Units”), to be issued pursuant to the unit agreement, dated December 29, 2022, between the Company and U.S. Bank Trust Company, National Association, as units trustee, comprised in the aggregate of (i) up to $73,371,490 aggregate principal amount of 8.50%/12.50% Senior Secured PIK Toggle Notes due 2026 of the Company and (ii) warrants (the “Warrants”) to purchase up to 2,850,922 common shares (the “Shares”), par value $1.25 per share, of the Company (“Common Shares”), in exchange for the 8.500% Senior Notes due 2024 of the Company outstanding on the date hereof. The Warrants will be issued pursuant to the warrant agreement, dated December 29, 2022 (“Warrant Agreement”), between the Company and U.S. Bank Trust Company, National Association, as warrant agent (the “Warrant Agent”).

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of such opinions.

Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Notes have been authorized by all necessary corporate action of the Company.

2.	The Units have been authorized by all necessary corporate action of the Company.

3.	The Warrants have been authorized by all necessary corporate action of the Company.

AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS • DETROIT

DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE

MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • SAN DIEGO • SAN FRANCISCO

SÃO PAULO • SAUDI ARABIA • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Diebold Nixdorf, Incorporated

February 10, 2023

4.

The Shares have been authorized by all necessary corporate action of the Company and, when issued and delivered upon exercise pursuant to the terms of the Warrants and the Warrant Agreement against full payment of the exercise price therefor, as provided for therein, will be validly issued, fully paid and non-assessable.

The opinions set forth above are subject to the following limitations, qualifications and assumptions:

For purposes of the opinions expressed herein, we have assumed that the Warrant Agent has authorized, executed and delivered the Warrant Agreement and that the Warrant Agreement is a valid, binding and enforceable obligation of the Warrant Agent.

The opinions expressed in paragraph 4 above assume that the Shares issued upon exercise of the Warrants will be Common Shares held by the Company in treasury. Additionally, in rendering the opinions in paragraph 4, we have assumed that (i) the Registration Statement, and any amendments thereto, will have become effective (and will remain effective at the time of the issuance of the Units), (ii) the resolutions adopted by the Board of Directors of the Company authorizing the issuance of the Shares upon exercise of the Warrants will remain in full force and effect at all times at which any such Shares are issued by the Company and (iii) the Company will take no action inconsistent with such resolutions.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinions expressed herein are limited to the laws of the State of Ohio as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,
/s/ Jones Day